Exhibit 99.1

Catalyst Pharmaceuticals Announces Issuance of U.S. Patent for Firdapse®

- Issued Patent is the First Covering Firdapse®

CORAL GABLES, Fla., October 06, 2020 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced that the United States Patent and Trademark Office (USPTO) has issued a new U.S. patent to Catalyst Pharmaceuticals for Firdapse® (amifampridine), U.S. Patent No. 10,793,893, Methods of Administering 3,4-Diaminopyridine, expiring April 7, 2034.

“We are pleased that our patent for Firdapse® (amifampridine) has issued and believe that it will create significant barriers to therapeutically equivalent generic competition from entering the market for approximately nine years beyond orphan drug exclusivity,” said Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst. Mr. McEnany added, “We remain committed to serving the neuromuscular community by continuing to investigate Firdapse® for other rare neurodegenerative diseases. We also look forward to results from various investigator-sponsored trials that, if positive, will strengthen the value proposition for the use of Firdapse®.”

“This patent is directed to innovative methods of administering amifampridine to slow metabolizers of amifampridine,” commented Steven Miller, Ph.D., Chief Operating Officer and Chief Scientific Officer of Catalyst. Dr. Miller added, “Within the next few days, we intend to submit a request to the FDA that this patent be listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the FDA’s Orange Book), which is published by the United States Food and Drug Administration.”

Amifampridine is extensively metabolized by N-Acetyl Transferase, type 2 (or NAT2) and the rate of this metabolism can be quite variable in patients. The patent is directed to the use of suitable doses of amifampridine to treat patients, regardless of the therapeutic indication, that are slow metabolizers of amifampridine. Any drug product containing amifampridine with a label that states the patented dosing regimens and doses in the Dosing and Administration section prior to 4/7/2034 could possibly infringe this patent. Generic drug product labels would necessarily have to do this, and Catalyst would take appropriate action to protect its intellectual property.

About Firdapse®

Firdapse® (amifampridine) 10 mg tablets is an oral, nonspecific, voltage-dependent, potassium (K+) channel blocker that causes depolarization of the presynaptic membrane and slows or inhibits repolarization. This action results in the opening of slow voltage-dependent calcium (Ca2+) channels, allowing for a subsequent influx of Ca2+. In turn, it induces the exocytosis of synaptic vesicles containing Acetylcholine (ACh) to release more ACh into the synaptic cleft, enhancing neuromuscular transmission, and providing for improved muscle function.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG) and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse is now commercially available in the United States. Further, Canada’s national healthcare regulatory agency, Health Canada, recently approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with LEMS.

Firdapse is currently being evaluated in clinical trials for the treatment of MuSK-MG and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) the scope of protection from competition provided by the patent, and (ii) those factors described in Catalyst’s Annual Report on Form 10-K for fiscal year 2019 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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